EXHIBIT 99.1

For Immediate Release	For more information:
	Contact:	Michael Doherty
	Phone:	949-673-1907
	Email:	mdoherty@trestlecorp.com

TRESTLE HOLDINGS INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Revenues Increase

IRVINE, Calif., August 16, 2004 – Trestle Holdings, Inc. (OTCBB:TLHO - News), a supplier of digital imaging systems for pathology and telemedicine applications reported financial results for the quarter ended June 30, 2004

Revenues for the second quarter of 2004 were $1.375 million, an increase from $1.343 million in the first quarter of 2004.  Revenues for the second quarter of 2003 were $112,000.  The growth in sales resulted from new and follow-on sales of the Company’s MedMicro™ digital imaging product family, partially offset by decreases in sales for the Company’s telemedicine product MedReach™.  Amounts for the year earlier period are not directly comparable because they pre-date the acquisition of Trestle Corporation and the effect of discontinued operations, which represented substantially all of the Company’s operations during such periods.

Gross profit for the second quarter was $769,000 with a gross margin of 56% compared to gross profit of $744,000 and a gross margin of 55% for the first quarter of 2004.  Gross profit for the second quarter 2003 was $87,000.

Operating expenses for the second quarter of 2004 were $2.103 million compared to first quarter of 2004 operating expenses of $1.891 million.  Second quarter of 2004 operating expenses consisted of $485,000 of research and development expense and $1.618 million of selling, general and administrative expense including a $490,000 compensation expense recorded to reflect vesting of warrants issued to non employees.  First quarter of 2004 operating expenses consisted of $412,000 of research and development expense and $1.479 million of selling, general and administrative expense including $67,000 of compensation recorded to reflect vesting of warrants issued to non-employees.  Operating expenses for the second quarter 2003 were $710,000.

Interest income/expense and other, net was $132,000 for the second quarter of 2004 including other income of $156,000 related to negotiated write-downs of accounts payable offset by accrued interest expense of $140,000 related to a convertible note payable.  Interest income/expense, net for the first quarter of 2004 was $19,000.

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Net loss was $1.203 million, or $0.39 per share, for the second quarter of 2004, compared to a net loss of $1.128 million or $0.37 per share for the prior quarter of 2004 and a net loss of $928,000, or $2.04 per share for the second quarter of 2003.

In May 2003, as part of a corporate reorganization, the Company acquired the assets of Trestle Corporation, a supplier of digital imaging and telemedicine products.  During the third quarter of 2003, in order to complete its reorganization, the Company sold its remaining film library assets and changed its name to Trestle Holdings, Inc.  As a result, comparisons to prior years and inmost cases prior periods, are not representative of Trestle’s ongoing business.

Commenting on the results of the quarter, Michael Doherty, Chairman of Trestle Holdings, Inc. said, “During the quarter our sales of digital imaging products continued to grow as we both added new customers and received additional orders from existing customers despite significant cash constraints for the company and an interim management.”  Doherty added, “With the completion of a successful private placement, new management team in place and a compelling product line, we are better positioned to grow revenues by leveraging our installed base and expanding our markets both domestically and internationally.”

About Trestle Holdings, Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company’s products, link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  The Company’s live microscopy products, allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products, perform high-speed whole glass slide digitization for virtual microscopy applications.  Trestle’s slide scanning products facilitates image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, the Company’s product enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  Trestle’s integrated telemedicine products, allows scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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